Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Independence Community Bank Corp. 2005 Stock Incentive Plan and Trust of our reports dated March 16, 2006, with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Sovereign Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Sovereign Bancorp, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

June 13, 2006